Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and
Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES THIRD QUARTER RESULTS

Santa Monica, CA (11/03/06) - The Macerich Company (NYSE: MAC) today announced results of operations for the quarter ended September 30, 2006 which included net income available to common stockholders of $47.0 million or $.66 per share-diluted compared to $4.1 million or $.07 per share-diluted for the quarter ended September 30, 2005.  For the nine months ended September 30, 2006, net income increased to $80.1 million compared to $28.9 million for the nine months ended September 30, 2005.  Funds from operations (“FFO”) diluted was $86.6 million or $.98 per share compared to $81.1 million or $1.04 per share for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, FFO-diluted was $262.0 million compared to $234.1 million for the nine months ended September 30, 2005.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Highlights:

•                  During the quarter, Macerich signed 326,000 square feet of specialty store leases at average initial rents of $40.88 per square foot.  Starting base rent on new lease signings was 23.7% higher than the expiring base rent.

•                  Total same center tenant sales, for the quarter ended September 30, 2006, were up 5.3% compared to sales for the quarter ended September 30, 2005.

•                  Portfolio occupancy at September 30, 2006 was 93.0% compared to 93.4% at September 30, 2005.  On a same center basis, occupancy was 93.0% at September 30, 2006 compared to 93.6% at September 30, 2005.

•                  During the third quarter, Great Falls Marketplace, Greeley Mall, Holiday Village Mall, and Parklane Mall were sold for a combined sale price of approximately $132 million.  The Macerich total gain on sale of these assets recognized during the quarter was in excess of $46 million.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by continued strong core operations.  Occupancy remained high, leasing spreads were excellent and mall tenant sales growth continued at a healthy level.

In addition during the quarter we were active in selling non-core assets and improving our balance sheet. The ultimate use of the sale proceeds will be for our upcoming developments and redevelopments which is a very effective recycling of our capital.  The strengthening of our balance sheet leaves us well positioned to take advantage of the pipeline of development and redevelopment opportunities in our existing portfolio.”

Redevelopment and Development Activity

The grand opening of the first phase of Twenty-Ninth Street, an 805,000 square foot shopping district in Boulder, Colorado, took place on October 13.  The balance of the project is scheduled for completion in the summer 2007.  Phase I of the project is 87% leased with another 7% of the space in negotiation.  Tenants include Ann Taylor Loft, Apple, Bath and Body Works, Borders, California Pizza Kitchen, Century Theatres, Coldwater Creek, Home Depot, J. Jill, Macy’s, Muttropolis, Puma, Purple Martini, Victoria’s Secret and Wild Oats Market.

The grand re-opening of Carmel Plaza took place on October 21.  The center underwent an $11 million renovation which included the reconfiguring of a former department store space.  New high-profile luxury tenants include San Francisco based Wilkes Bashford, Tiffany & Co., Cos Bar and Anthropologie.

On November 1, we received City Council approval for our application to add up to four or five mixed use towers of up to 165 feet at Biltmore Fashion Park.  Biltmore Fashion Park is an established luxury destination for first-to-market, high-end and luxury tenants in the metropolitan Phoenix market.  The mixed use towers are planned to be built over time based upon demand.

In Thousand Oaks, California, the planning commission voted on October 23 to approve the first comprehensive renovation and expansion plan of The Oaks Mall since it was first opened in 1978.  The expansion will add 230,000 square feet of building area to the approximately 1 million square feet of space that currently exists.  Construction is projected to start in January 2007.  The expansion, including a new 144,000 square foot Nordstrom is scheduled to open at the center in fall 2008.

At Westside Pavilion in Los Angeles, construction continues on the redevelopment of the western portion of the center that will include a 12 screen, state of the art Landmark Theatre, a Barnes & Noble and restaurants.  The estimated completion of the redevelopment is fall 2007.

In February, construction began on the SanTan Village regional shopping center in Gilbert, Arizona.  The center is an outdoor open air streetscape project planned to contain in excess of 1.2 million square feet on 120 acres.  The center is currently 70% leased and will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office and restaurants.  Additional tenants include American Eagle Outfitters, Ann Taylor Loft, Borders, Charlotte Russe, Chico’s, Coldwater Creek, J. Jill, Lucy, Pac Sun and Soma.  The project is scheduled to open in phases starting in the fall of 2007, with the retail phases expected to be completed by late 2008.

Asset Sales

Macerich continued its strategy of selling non-core assets with the third quarter sales of Great Falls Marketplace, Greeley Mall, Holiday Village Mall and Parklane Mall.  The aggregate total purchase price was approximately $132 million.  The gain on the sale of these four assets was in excess of $46 million.  These centers totaled 1.0 million square feet and averaged $239 per square foot in annual tenant sales.

Financing Activity

In July, the Company’s line of credit was upsized from $1.0 billion to $1.5 billion.  The borrowing spread was reduced by .25% to 1.15% over LIBOR at the current leverage level.  The maturity was extended from July 2007 to April 2010.  In September, Macerich swapped $400 million of the line to a fixed rate of 5.08% plus the applicable line of credit borrowing spread.

In July, a $61 million, 6.26% fixed rate, 10-year loan was placed on Crossroads Mall.   The loan proceeds were used primarily to pay-down floating rate debt.

Primarily as a result of the above transactions and the application of the asset sale proceeds to reduce the line of credit indebtedness, the percentage of unhedged floating rate debt to total debt was reduced to 18.65%.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 79 million square feet of gross leaseable area consisting primarily of interests in 73 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, November 3, 2006 at 10:30 AM Pacific Time. To listen to the call, please go to either of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section.  It will also be furnished to the SEC as part of a Current Report on Form 8-K.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended September 30,		Ended September 30,		Ended September 30,
	Unaudited				Unaudited
Results of Operations:	2006	2005	2006	2005	2006	2005
Minimum rents	$ 123,314	$ 124,738	$ (895)	$ (4,737)	$ 122,419	$ 120,001
Percentage rents	4,880	5,291	(14)	13	4,866	5,304
Tenant recoveries	67,541	65,645	(186)	(1,585)	67,355	64,060
Management Companies’ revenues	8,023	6,921	—	—	8,023	6,921
Other income	9,469	5,505	(26)	(201)	9,443	5,304
Total revenues	213,227	208,100	(1,121)	(6,510)	212,106	201,590

Shopping center and operating expenses	71,553	70,824	(595)	(2,553)	70,958	68,271
Management Companies’ operating expenses	14,455	12,914	—	—	14,455	12,914
Income tax expense (benefit)	535	(1,166)	—	—	535	(1,166)
Depreciation and amortization	56,120	57,941	(277)	(1,730)	55,843	56,211
General, administrative and other expenses	2,551	3,420	—	—	2,551	3,420
Interest expense	70,272	71,354	(117)	(1,294)	70,155	70,060
Loss on early extinguishment of debt	29	—	—	—	29	—
Gain (loss) on sale or writedown of assets	46,560	10	(46,022)	—	538	10
Pro rata income (loss) of unconsolidated entities (c)	18,490	18,831	—	—	18,490	18,831
Minority interests in consolidated joint ventures	(694)	90	(176)	(168)	(870)	(78)

Income (loss) from continuing operations	62,068	11,744	(46,330)	(1,101)	15,738	10,643

Discontinued Operations:
Gain (loss) on sale of asset	—	—	46,214	—	46,214	—
Income from discontinued operations	—	—	116	1,101	116	1,101
Income before minority interests of OP	62,068	11,744			62,068	11,744
Income allocated to minority interests of OP	8,901	1,406	—	—	8,901	1,406
Net income before preferred dividends	53,167	10,338	—	—	53,167	10,338
Preferred dividends and distributions (a)	6,199	6,274	—	—	6,199	6,274
Net income to common stockholders	$ 46,968	$ 4,064	$ 0	$ 0	$ 46,968	$ 4,064

Average number of shares outstanding - basic	71,479	59,247			71,479	59,247
Average shares outstanding, assuming full conversion of OP Units (d)	85,021	73,660			85,021	73,660
Average shares outstanding - diluted for FFO (d)	88,648	77,633			88,648	77,633

Per share income- diluted before discontinued operations	—	—			$ 0.12	$ 0.06
Net income per share-basic	$ 0.66	$ 0.07			$ 0.66	$ 0.07
Net income per share- diluted (a)	$ 0.66	$ 0.07			$ 0.66	$ 0.07
Dividend declared per share	$ 0.68	$ 0.65			$ 0.68	$ 0.65
Funds from operations “FFO” (b) (d)- basic	$ 84,020	$ 78,264			$ 84,020	$ 78,264
Funds from operations “FFO” (a) (b) (d) - diluted	$ 86,595	$ 81,090			$ 86,595	$ 81,090
FFO per share- basic (b) (d)	$ 0.99	$ 1.07			$ 0.99	$ 1.07
FFO per share- diluted (a) (b) (d)	$ 0.98	$ 1.04			$ 0.98	$ 1.04

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Nine Months		For the Nine Months		For the Nine Months
	Ended September 30,		Ended September 30,		Ended September 30,
	Unaudited				Unaudited
Results of Operations:	2006	2005	2006	2005	2006	2005
Minimum rents	$ 384,383	$ 335,391	$ (10,314)	$ (14,376)	$ 374,069	$ 321,015
Percentage rents	10,601	11,164	(248)	(431)	10,353	10,733
Tenant recoveries	200,879	169,811	(3,954)	(5,179)	196,925	164,632
Management Companies’ revenues	22,650	18,362	—	—	22,650	18,362
Other income	22,756	16,684	(349)	(517)	22,407	16,167
Total revenues	641,269	551,412	(14,865)	(20,503)	626,404	530,909

Shopping center and operating expenses	209,831	179,169	(6,125)	(7,964)	203,706	171,205
Management Companies’ operating expenses	41,295	37,291	—	—	41,295	37,291
Income tax expense (benefit)	219	(2,205)	—	—	219	(2,205)
Depreciation and amortization	179,071	149,767	(3,097)	(4,851)	175,974	144,916
General, administrative and other expenses	9,540	9,937	—	—	9,540	9,937
Interest expense	213,426	175,636	(2,253)	(3,501)	211,173	172,135
Loss on early extinguishment of debt	1,811	—	—	—	1,811	—
Gain (loss) on sale or writedown of assets	109,020	1,474	(108,983)	(297)	37	1,177
Pro rata income (loss) of unconsolidated entities (c)	57,367	46,416	—	—	57,367	46,416
Minority interests in consolidated joint ventures	(39,101)	(471)	37,229	(173)	(1,872)	(644)

Income (loss) from continuing operations	113,362	49,236	(75,144)	(4,657)	38,218	44,579

Discontinued Operations:
Gain (loss) on sale of asset	—	—	72,167	297	72,167	297
Income from discontinued operations	—	—	2,977	4,360	2,977	4,360
Income before minority interests of OP	113,362	49,236	—	—	113,362	49,236
Income allocated to minority interests of OP	15,131	7,085	—	—	15,131	7,085
Net income before preferred dividends	98,231	42,151	—	—	98,231	42,151
Preferred dividends and distributions (a)	18,139	13,197	—	—	18,139	13,197
Net income to common stockholders	$ 80,092	$ 28,954	$ 0	$ 0	$ 80,092	$ 28,954

Average number of shares outstanding - basic	70,587	59,073			70,587	59,073
Average shares outstanding, assuming full conversion of OP Units (d)	84,216	73,522			84,216	73,522
Average shares outstanding - diluted for FFO (d)	87,843	77,349			87,843	77,349
Per share income- diluted before discontinued operations	—	—			$ 0.24	$ 0.43
Net income per share-basic	$ 1.13	$ 0.49			$ 1.13	$ 0.49
Net income per share- diluted (a)	$ 1.13	$ 0.49			$ 1.13	$ 0.49
Dividend declared per share	$ 2.04	$ 1.95			$ 2.04	$ 1.95
Funds from operations “FFO” (b) (d)- basic	$ 254,523	$ 226,569			$ 254,523	$ 226,569
Funds from operations “FFO” (a) (b) (d) - diluted	$ 262,031	$ 234,110			$ 262,031	$ 234,110
FFO per share- basic (b) (d)	$ 3.03	$ 3.10			$ 3.03	$ 3.10
FFO per share- diluted (a) (b) (d)	$ 2.98	$ 3.03			$ 2.98	$ 3.03

(a) On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share-diluted for 2006 and 2005 as they would be antidilutive to those calculations. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b) The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of of undepreciated assets increased FFO for the three and nine months ended September 30, 2006 and 2005 by $2.3 million, $6.0 million, $1.3 million and $3.2 million, respectively, or by $.03 per share, $.07 per share, $.02 per share and $.04 per share, respectively. Additionally, SFAS 141 increased FFO for the three and nine months ended September 30, 2006 and 2005 by $4.0 million, $12.9 million, $4.8 million and $10.9 million, respectively or by $.04 per share, $.15 per share, $.06 per share and $.14 per share, respectively.

(c) This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d) The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding stock options and restricted stock using the treasury method. Also assumes conversion of MACWH, LP units to the extent they are dilutive to the calculation. For the three and nine months ended September 30, 2006 and 2005, the MACWH, LP units were antidilutive to FFO.

(e) In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

On January 5, 2005, the Company sold Arizona Lifestyle Galleries. The sale of this property resulted in a gain on sale of $0.3 million.

On June 9, 2006, Scottsdale 101 in Arizona was sold. The sale of this property resulted in a gain on sale, at the Company’s prorata share, of $25.8 million. Additionally, the Company reclassified the results of operations for the three and nine months ended September 30, 2006 and 2005 to discontinued operations.

On July 13, 2006, Parklane Mall in Nevada was sold. The sale of this property resulted in a gain on sale of $5.9 million. The Company reclassified the results of operations for the three and nine months ended September 30, 2006 and 2005 to discontinued operations.

On July 27, 2006, Greeley Mall in Colorado and Holiday Village in Montana were sold. The sale of these properties resulted in gains on sale of $21.3 million and $7.3 million, respectively. The Company reclassified the results of operations for the three and nine months ended September 30, 2006 and 2005 to discontinued operations.

On August 11, 2006, Great Falls Marketplace in Montana was sold. The sale of this property resulted in a gain on sale of $11.9 million. The Company reclassified the results of operations for the three and nine months ended September 30, 2006 and 2005 to discontinued operations.

	September 30,	Dec 31
Summarized Balance Sheet Information	2006	2005
	(UNAUDITED)
Cash and cash equivalents	$ 62,047	$ 155,113
Investment in real estate, net (h)	$ 5,675,959	$ 5,438,496
Investments in unconsolidated entities (i)	$ 1,001,051	$ 1,075,621
Total Assets	$ 7,280,523	$ 7,178,944
Mortgage and notes payable	$ 4,852,636	$ 5,424,730
Pro rata share of debt on unconsolidated entities	$ 1,644,727	$ 1,438,960

Total common shares outstanding at quarter end:	71,482	59,942
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	16,387	16,647

	September 30,	September 30,
Additional financial data as of :	2006	2005

Occupancy of centers (f)	93.00%	93.40%
Comparable quarter change in same center sales (f) (g)	5.30%	7.00%

Additional financial data for the nine months ended:
Acquisitions of property and equipment - including joint ventures at prorata	$ 359,213	$ 2,476,820
Redevelopment and expansions of centers- including joint ventures at prorata	$ 141,039	$ 114,648
Renovations of centers- including joint ventures at prorata	$ 44,546	$ 44,916
Tenant allowances- including joint ventures at prorata	$ 28,794	$ 22,074
Deferred leasing costs- including joint ventures at prorata	$ 20,473	$ 19,939

(f)	excludes redevelopment properties.
(g)	includes mall and freestanding stores.
(h)	includes construction in process on wholly owned assets of $295,852 at September 30, 2006 and $162,157 at December 31, 2005.
(i)	the Company’s prorata share of construction in process on unconsolidated entities of $148,800 at September 30, 2006 and $98,180 at December 31, 2005.

	For the Three Months		For the Nine Months
PRORATA SHARE OF JOINT VENTURES	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
(Unaudited)	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Revenues:
Minimum rents	$ 59,760	$ 54,310	$ 177,230	$ 150,130
Percentage rents	2,784	2,391	7,306	5,942
Tenant recoveries	28,674	23,909	82,680	65,846
Other	3,931	2,910	10,607	8,665
Total revenues	95,149	83,520	277,823	230,583

Expenses:
Shopping center expenses	32,425	28,818	92,869	77,067
Interest expense	23,507	16,823	66,260	54,128
Depreciation and amortization	21,045	20,495	62,209	55,243
Total operating expenses	76,977	66,136	221,338	186,438
Gain on sale or writedown of assets	1	1,321	245	1,861
Equity in income of joint ventures	317	126	637	410
Net income	$ 18,490	$ 18,831	$ 57,367	$ 46,416

RECONCILIATION OF NET INCOME TO FFO(b)(e)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Net income - available to common stockholders	$ 46,968	$ 4,064	$ 80,092	$ 28,954
Adjustments to reconcile net income to FFO- basic
Minority interest in OP	8,901	1,406	15,131	7,085
(Gain) loss on sale of consolidated assets	(46,560)	(10)	(109,020)	(1,474)
plus gain on undepreciated asset sales- consolidated assets	2,339	—	5,715	1,307
plus minority interest share of gain on sale of consolidated joint ventures	(192)	—	36,816	—
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(1)	(1,321)	(245)	(1,861)
plus gain on undepreciated asset sales- unconsolidated assets	—	1,323	244	1,867
Depreciation and amortization on consolidated assets	56,120	57,941	179,071	149,767
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,128)	(1,787)	(4,351)	(3,612)
Depreciation and amortization on joint ventures (pro rata)	21,045	20,495	62,209	55,243
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(3,472)	(3,847)	(11,139)	(10,707)

Total FFO - basic	84,020	78,264	254,523	226,569

Additional adjustment to arrive at FFO - diluted
Preferred stock dividends earned	2,575	2,503	7,508	7,218
Non-participating preferred units - dividends		323		323
Participating preferred units - dividends	n/a - antidilutive		n/a - antidilutive
FFO - diluted	86,595	81,090	262,031	234,110

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$ 0.66	$ 0.07	$ 1.13	$ 0.49
Per share impact of depreciation and amortization real estate	$ 0.86	$ 0.99	$ 2.69	$ 2.60
Per share impact of gain on sale of depreciated assets	$ (0.52)	$ 0.00	$ (0.79)	$ 0.00
Per share impact of preferred stock not dilutive to EPS	$ (0.02)	$ (0.02)	$ (0.05)	$ (0.06)
Fully Diluted FFO per share	$ 0.98	$ 1.04	$ 2.98	$ 3.03

THE MACERICH COMPANY
RECONCILIATION OF NET INCOME TO EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Net income - available to common stockholders	$ 46,968	$ 4,064	$ 80,092	$ 28,954
Interest expense	70,272	71,354	213,426	175,636
Interest expense - unconsolidated entities (pro rata)	23,507	16,823	66,260	54,128
Depreciation and amortization - consolidated assets	56,120	57,941	179,071	149,767
Depreciation and amortization - unconsolidated entities (pro rata)	21,045	20,495	62,209	55,243
Minority interest	8,901	1,406	15,131	7,085
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,264)	(2,559)	(6,191)	(5,163)
Loss on early extinguishment of debt	29	—	1,811	—
Loss on early extinguishment of debt- unconsolidated entities (pro rata)	—	7	—	7
Loss (gain) on sale of - consolidated assets	(46,560)	(10)	(109,020)	(1,474)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(1)	(1,321)	(245)	(1,861)
Add: Minority interest share of gain on sale of consolidated joint ventures	(192)	—	36,816	—
Income tax expense (benefit)	535	(1,166)	219	(2,205)
Preferred dividends	6,199	6,274	18,139	13,197
EBITDA (j)	$ 185,559	$ 173,308	$ 557,718	$ 473,314

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS -

NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
EBITDA (j)	$ 185,559	$ 173,308	$ 557,718	$ 473,314
Add: REIT general and administrative expenses	2,551	3,420	9,540	9,937
Management Companies’ revenues (c)	(8,023)	(6,921)	(22,650)	(18,362)
Management Companies’ operating expenses (c)	14,455	12,914	41,295	37,291
EBITDA of non-comparable centers	(13,017)	(5,898)	(120,501)	(55,679)

SAME CENTERS - Net operating income (“NOI”) (k)	$ 181,525	$ 176,823	$ 465,402	$ 446,501

(j) EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k) The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.